CONSULTING SERVICES AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of this 1st day of August 2006, by and among Colombia Goldfields Ltd., a Nevada corporation (the “Company”) and Daniel Hunter (hereinafter referred to as “Consultant”). The Company and Consultant are sometimes collectively referred to as “Parties” or individually as a “Party”.

R E C I T A L S

WHEREAS, the Company is engaged in exploration for and development of, minerals and mining properties, respectively, primarily in Colombia; and

WHEREAS, Consultant has significant experience with the operation, administration and financing of the Company; and

WHEREAS, the Company desires to utilize Consultant’s business expertise and Consultant desires to provide services to the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

A G R E E M E N T

ARTICLE I

DEFINITIONS

1.1  Effective Date. The Effective Date of this Agreement shall be May 1, 2006.

ARTICLE II

APPOINTMENT

2.1  Appointment. The Company hereby engages Consultant to furnish the services described in Article 3 of this Agreement, and Consultant hereby accepts such engagement. The Consultant agrees to use his best efforts to perform his duties, responsibilities, and obligations set forth in this Agreement.

2.2  Status of the Parties. It is expressly understood and agreed that in the performance of services under this Agreement, Consultant shall, at all times, be an independent contractor with respect to the Company, and not an employee of the Company. Further, it is expressly understood and agreed by the Parties that nothing contained in this Agreement is intended to create a joint venture, partnership, association or other affiliation or like relationship between the Parties. In no event shall either Party be liable for the debts or obligations of the other Party. Consultant understands that he will not be treated as an employee for U.S. Federal tax purposes and that Consultant shall be responsible for all taxes, Social Security and FICA payments and withholding (if applicable). Consultant shall not be entitled or eligible to receive workman’s compensation insurance, disability or unemployment insurance benefits.

ARTICLE III

CONDITIONS AND TERMS OF AGREEMENT

Consultant shall perform only those functions set forth in this Agreement or otherwise delegated by the Company, and shall be solely responsible for determining the manner in which the services are rendered. The Company shall provide Consultant with access to the Company's premises and its consultants and employees to enable Consultant to perform his services hereunder.

ARTICLE IV

OBLIGATIONS OF CONSULTANT

Consultant shall devote his best efforts, skill and sufficient time and attention to carry out his responsibilities under this Agreement. Consultant shall be engaged as the Company's Chief Operating Officer and shall report to the Board of Directors of the Company (the "Board of Directors"). Consultant shall act in substantial accordance with all reasonable instructions and directives of the Board of Directors and provide management and operational services to the Company as requested by the Board of Directors. Consultant shall comply with all written policies and procedures of the Company that are furnished to him and which are applicable to Company employees in general, in connection with the performance of services hereunder.

ARTICLE V

PAYMENT

5.1  Consideration. In consideration of the services provided by Consultant pursuant to this Agreement, the Company shall pay to Consultant USD $9,000 per month plus applicable Canadian Goods and Services Tax (GST) as applicable at the time of each payment commencing on the Effective Date.

5.2  Reasonableness of Payments. The amounts paid to Consultant hereunder have been determined by the Parties in good faith and through arms-length negotiation and are intended to be based on fair market value for the services rendered by the Consultant.

ARTICLE VI

BUSINESS EXPENSES; ADDITIONAL BENEFITS

5.1  Reimbursement of Expenses. The Company shall reimburse Consultant for business expenses reasonably incurred in the performance of his services pursuant to this Agreement, including, without limitation, travel and entertainment. Requests for reimbursement must be in writing and accompanied by appropriate documentation

5.2  Stock Option Plan. In consideration of the execution by Consultant of this Agreement and for services rendered hereunder, Consultant shall be eligible for grants of stock options pursuant to the Company's 2005 Stock Option Plan in such amounts as may from time to time be determined by the Board of Directors (or the Stock Option/Compensation Committee), in its sole discretion.

5.3  Additional Benefits. Consultant shall be eligible to receive bonuses in such amounts and at such times as may be determined by the Board of Directors, in its sole discretion, and shall be included as a participant in any group health and dental insurance obtained by the Company.

ARTICLE VII

TERM AND TERMINATION OF AGREEMENT

7.1  Term. Subject to Section 6.2, the term of this Agreement shall be for a period of two (2) year(s) from the Effective Date. Subject to Section 6.2, this Agreement shall automatically renew for a two (2) year period, unless at least 60 days prior to the renewal period either Party gives written notice to the other Party as provided in Section 9.2 hereof that this Agreement is not to renew.

7.2  Termination: This Agreement may be terminated as follows:

7.2.1  Termination by Mutual Consent. This Agreement may be terminated at any time by mutual consent in writing.

7.2.2  Termination by Company for Cause. The Company shall have the right to immediately terminate this Agreement upon the happening of any of the following:

(a)  (i) Consultant’s conviction of a felony; or (ii) Consultant becomes disabled so as to be unable to perform the duties required by this Agreement for a period of ninety (90) days in any twelve month period; or

(b)  the willful failure to substantially perform reasonably assigned duties in accordance with Article III which after written notice that describes the non-performance or other failure ("Deficiency") remains uncured after seven (7) days unless such Deficiency is incapable of being cured within such seven day period and Consultant is diligently pursuing a cure.

7.2.3  Termination by Company Without Cause. If the Company terminates this Agreement without cause, Consultant shall be entitled to receive a lump sum payment from the Company, within five (5) days after such termination, equal to twelve (12) months of fees and any and all stock options granted to Consultant shall immediately vest and become exercisable in accordance with their terms.

7.3  Force Majeure. The inability of any Party to commence or complete its obligations hereunder by the dates required resulting from delays caused by strikes, walk-outs, insurrection, fires, floods, hurricane, freight embargoes, epidemics, quarantine restrictions, any law, act, order, proclamation, decree, regulation, ordinance or any other acts of any governmental or judicial authority, acts of God, acts of terrorists, war, emergencies, equipment failures, shortages or unavailability of materials, unavailability of necessary utilities or other similar causes beyond the Party’s reasonable control which shall have been timely communicated to the other Party, shall extend the period for the performance of the obligations for the period equal to the period(s) of any such delays(s); provided that such Party shall continue to perform to the extent feasible in view of such force majeure event.

ARTICLE VIII

COVENANTS

8.1  Confidentiality. Consultant shall (a) not disclose or reveal any confidential information (as herein defined) to any person other than those who are actively and directly participating in the services rendered by Consultant under this Agreement and (b) not use any confidential information regarding the Company for any purposes other than in connection with the services to be rendered by Consultant hereunder, and (c) take all steps as are normally used by Consultant in protecting confidential information to assure adherence to the terms of this Agreement. In the event that Consultant is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any confidential information regarding the Company, Consultant agrees that it will provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order and/or waive compliance by Consultant with the provisions of this Section. "Confidential Information" means all information about the Company, in any form, however and whenever acquired, that is not generally known to business competitors or the general public, and which is treated as confidential by the Company, including, without limitation: studies and tests, geological information, title information, contracts, vendor or supplier lists, procedures, improvements, modifications, enhancements, concepts and ideas, business plans and proposals, business methods, technical plans and proposals, research and development, know-how, budgets and projections, market studies, competitive analyses, accounts receivable or payable, billing methods and other non-public financial information, information regarding the skills and compensation of employees, technical memoranda, reports, designs and specifications, product and user manuals, software (whether or not reduced to writing and whether or not protectable by patent or copyright registration), in both object code and source code, engineering, hardware configuration information, data and documents now existing or later acquired, regardless of whether any of such information, data or documents qualify as "trade secrets" under applicable Federal or state law. Notwithstanding the foregoing, “confidential information” does not include information which is generally known in the trade or industry, or which is not gained as a result of a breach of a duty to maintain the secrecy of the Company's confidential information. The phrase “generally known” shall mean readily accessible to the public in a written publication.

8.2  Non-Competition. Consultant expressly covenants and agrees that during the term of this Agreement and for a period of one (1) year after termination of this Agreement, Consultant shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the Company's business anywhere in the Republic of Colombia. However, Consultant may

acquire up to five percent (5%) of any publicly traded company, even if engaged in competition with the Company.

8.3  Non-Solicitation of Employees. Consultant agrees that during the term of this Agreement and for a period of one (1) year after termination of this Agreement, Consultant shall, (i) not solicit, entice, persuade, or induce any employee or consultant of the Company or any of its subsidiaries to leave the employ of such entity, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any individual who is employed by, or engaged as a consultant by the Company or any of its subsidiaries at the time of the attempted recruiting or hiring.

8.4  Work Product. Consultant shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, that are conceived or made by the Consultant, solely or jointly with another, during the term of this Agreement and that are directly related to the business or activities of Company and that Consultant conceives as a result of the Consultant's independent contractor relationship with the Company. Consultant hereby assigns and agrees to assign all the Consultant's interests therein to the Company or its nominee. Consultant agrees that all such inventions, improvements and valuable discoveries that the Consultant develops or conceives and/or documents during the term of this Agreement shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction and, accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity.

ARTICLE IX

MISCELLANEOUS

9.1  Indemnification. To the fullest extent permitted by law, the Company shall promptly indemnify Consultant for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by Consultant in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Consultant of his services pursuant to this Agreement. This indemnification shall also apply to Consultant's prior activities as an officer and director of the Company. The Company shall use its best efforts to include Consultant as an insured under any insurance policy covering its officers, directors and employees.

9.2  Notice. Any notice, request or demand given pursuant to this Agreement shall be in writing and either hand delivered, or sent by certified or registered U.S. mail, return receipt requested. Notice shall be deemed given upon receipt and delivered to the respective addresses set out below, or to such other address as a Party shall specify in the manner required by this Section, as follows:

If to COMPANY:

Colombia Goldfields Ltd.
Suite 208, 8 King Street East
Toronto, Ontario, Canada M5C 1B5
Attn: Mr. Harry Hopmeyer

If to CONSULTANT:

Daniel Hunter
#8- 6014 Vedder Road
Suite 111
Chilliwack, BC, Canada V2R 4T2

9.3  Assignment. Consultant may only assign any of its rights under this Agreement to an entity controlled by Consultant. The Agreement may not be assigned by the Company without Consultant's prior written consent.

9.4  Governing Law/Prevailing Party. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada. The prevailing party in any suit brought hereunder shall be entitled to reimbursement for legal fees and costs incurred in connection with such suit (and appeal).

9.5  Entire Agreement. This Agreement contains the entire agreement of the Parties and supersedes all prior agreements, contracts and understandings, whether written or otherwise, between the Parties relating to the subject matter hereof and may not be modified except by an amendment signed by the Parties.

9.6  Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provisions shall be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

9.7  Waiver. Neither the failure nor delay on the part of either Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver hereof. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 1st day of August, 2006.

COLOMBIA GOLDFIELDS LTD.
By:	/s/ Harry Hopmeyer Harry Hopmeyer - Chairman
CONSULTANT /s/ Daniel Hunter Daniel Hunter